                               STOCK PURCHASE AGREEMENT

    THIS STOCK PURCHASE AGREEMENT (this "AGREEMENT") is made and entered into as of September 23, 1997, by and among CinemaStar Luxury Theaters, Inc., a California corporation (the "COMPANY"), Reel Partners, L.L.C., a Delaware limited liability company ("LENDER"), and CinemaStar Acquisition Partners, L.L.C., a Delaware limited liability company (the "BUYER").

                                       RECITALS

    A. Contemporaneously with the execution of this Agreement, Lender is loaning to the Company the aggregate principal amount of Three Million Dollars ($3,000,000) (the "BRIDGE LOAN"), pursuant to the terms and conditions of that certain Convertible Secured Promissory Note (the "NOTE"), dated the date hereof, issued to Lender by the Company, which Note is, at the option of the holder t hereof, convertible into one share of Common Stock (as hereinafter defined) for each dollar of such Bridge Loan (the "CONVERSION SHARES"). As part of the Bridge Loan, the Company has issued to Lender (i) a warrant (the "FIRST BRIDGE WARRANT") to purchase Three Million (3,000,000) shares of Common Stock, no par value, of the Company (the "COMMON STOCK"), subject to adjustment and on the terms and conditions set forth in that certain Warrant to Purchase Common Stock, dated the date hereof, issued to Lender by the Company (the "FIRST WARRANT SHARES") and (ii) a warrant (the "SECOND BRIDGE WARRANT") to purchase One Million Five Hundred Thousand (1,500,000) shares of Common Stock, subject to adjustment and on the terms and conditions set forth in that certain Warrant to Purchase Common Stock, dated the date hereof, issued to Lender by the Company (the "SECOND WARRANT SHARES") which Second Bridge Warrant shall be canceled upon the Closing (as hereinafter defined) or if this Agreement is terminated by the Company in connection with SECTION 8(K)(i)(4) hereof.

    B. Subject to the terms and conditions herein, Buyer, an affiliate of Lender, hereby desires to purchase from the Company, and the Company hereby desires to issue and sell to Buyer, 17,684,464 shares of Common Stock (the "SHARES"), at a purchase price of eighty four and eight thousand two hundred and two ten thousandths Cents ($.848202) per share, for an aggregate purchase price of Fifteen Million and 00/100th Dollars ($15,000,000) and warrants (the "PURCHASE WARRANT") exercisable for 1,630,624 shares of Common Stock (the "PURCHASE WARRANT SHARES") at an exercise price of eighty four and eight thousand two hundred and two ten thousandths Cents ($.848202) per share, for an aggregate exercise price of One Million Three Hundred Eighty Three Thousand Ninety Eight and 54/100ths Dollars ($1,383,098.54) (collectively, the "PURCHASE"). Subsequent to the consummation of the foregoing sale of shares of Common Stock and Purchase Warrant, subject to the terms and conditions herein, the Company may issue to Buyer additional shares of Common Stock (in an amount to be determined as set forth herein) as consideration for the decreased value of the Shares resulting from certain expenses, liabilities and operating losses of the Company incurred and/or discovered and/or disclosed after August 31, 1997 (the "ADJUSTMENT SHARES").

    C. In addition to the issuance of the First Bridge Warrant and the Second Bridge Warrant to Lender, the Company is issuing to Buyer upon execution of this Agreement a warrant (the "SIGNING WARRANT") to purchase One Million (1,000,000) shares of Common Stock, subject to adjustment and on the terms and conditions set forth in that certain Warrant to Purchase Common Stock, dated the date hereof, issued to Buyer by the Company (the "SIGNING WARRANT SHARES") as consideration for Buyer executing and delivering this Agreement on the date hereof.

                                      AGREEMENTS

    In consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows (the Recitals to this Agreement being incorporated herein by this reference thereto):

    1.   AUTHORIZATION AND SALE OF SHARES, WARRANT SHARES AND ADJUSTMENT
SHARES.

         (a) AUTHORIZATION OF SHARES AND WARRANT SHARES. At or prior to Closing, the Company shall duly authorize the issuance and sale of the Shares. At or prior to the Closing, the Company shall have duly authorized and reserved for issuance the Conversion Shares, the First Warrant Shares, the Second Warrant Shares, the Signing Warrant Shares, the Purchase Warrant Shares and the Adjustment Shares (the First Warrant Shares, the Second Warrant Shares, the Signing Warrant Shares and the Purchase Warrant Shares may be collectively referred to as the "WARRANT SHARES").

         (b) SALE OF SHARES AND PURCHASE WARRANTS. Subject to the satisfaction of the terms and conditions herein set forth and in reliance upon the respective representations and warranties of the parties set forth herein, at the Closing the Company shall issue and sell to Buyer, and Buyer shall purchase from the Company, the Shares and Purchase Warrant, free and clear of any liens, taxes, restrictions and charges which result from actions taken by the Company and other than those imposed in accordance with applicable laws, for an aggregate purchase price of Fifteen Million One Thousand and 00/100ths Dollars ($15,001,000) (the "PURCHASE PRICE"), or $15,000,000 for the Shares and $1,000 for the Purchase Warrant. The number of Warrant Shares exercisable under the Purchase Warrants is subject to adjustment and other terms and conditions set forth in the Purchase Warrants.

         (c) ISSUANCE OF NOTE, FIRST BRIDGE WARRANT, SECOND BRIDGE WARRANT AND SIGNING WARRANT. Contemporaneously with the execution of this Agreement, the Company shall issue and deliver to Lender the Note, the First Bridge Warrant and the Second Bridge Warrant, and to Buyer the Signing Warrant. The number of Warrant Shares exercisable under the First Bridge Warrant, the Second Bridge Warrant and the Signing Warrant is subject to adjustment and the other terms and conditions set forth in the First Bridge Warrant, the Second Bridge Warrant and the Signing Warrant, respectively.

         (d) CLOSING. The consummation of the purchase and sale of the Shares and the Purchase Warrants pursuant to this Agreement (the "CLOSING") shall take place in the office of Katten Muchin & Zavis, Los Angeles, California, at a time and date to be agreed upon by the parties, which, unless otherwise agreed, shall be no later than five (5) business days after the satisfaction or waiver of the conditions set forth in SECTIONS 5 AND 6 (the "CLOSING DATE").

         (e) CLOSING DELIVERIES. At the Closing, (i) Buyer shall pay the Purchase Price to the Company by wire transfer of immediately available funds in accordance with the Company's written wire instructions, (ii) the Company shall deliver to Buyer a certificate in form acceptable to Buyer, duly executed by the Company and registered in the name of Buyer, representing the Shares (the "CERTIFICATE"), (iii) the Company shall deliver to Buyer the Purchase Warrant substantially in the form attached as EXHIBIT 1(e), duly executed by the Company, and (iv) the parties shall deliver to each other the other agreements and documents required to satisfy the conditions set forth in SECTIONS 5 AND 6.

    2.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

         The Company represents and warrants to Lender and Buyer as follows, as of the date hereof and, with respect to Buyer, as of the Closing Date or as to such other date as expressly provided for herein (provided that the Company shall be obligated to update Buyer and Lender with respect to any information of which it becomes aware prior to the Closing which would alter any such representation or warranty):

         (a) ORGANIZATION AND QUALIFICATION. The Company and its subsidiaries (a complete list of which, along with the record and beneficial ownership of such subsidiaries, is set forth in SCHEDULE 2(a)) are corporations duly organized and validly existing in good standing under the laws of the jurisdiction in which they are incorporated, and have the requisite corporate power to own their properties and to carry on their business as now being conducted. Each of the Company and its subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary.

         (b) AUTHORIZATION; ENFORCEMENT; COMPLIANCE WITH OTHER INSTRUMENTS. Except as set forth on SCHEDULE 2(b), (i) the Company has the requisite corporate power and authority to enter into and perform this Agreement and to issue the Note, the First Bridge Warrant, the Second Bridge Warrant, the Signing Warrant and the Purchase Warrant (the First Bridge Warrant, the Second Bridge Warrant, the Signing Warrant and the Purchase Warrant may be collectively referred to as the "WARRANTS"), and the Shares, the Warrant Shares, the Conversion Shares, the Purchase Warrant Shares and the Adjustment Shares in accordance with the terms hereof and thereof, (ii) the execution and delivery of this Agreement, the Note and the Warrants by the Company and the consummation by it of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Note and the Warrants, the reservation for issuance and the issuance of (a) the Warrants Shares issuable upon exercise of the Warrants and (b) the Conversion Shares issuable upon conversion of the Note, and the issuance of the Adjustment Shares upon the determination of the Adjustment Shares, have been duly authorized by all necessary corporate action on the part of the Company,
(iii) this Agreement, the Note and the Warrants have been duly and validly executed and delivered by the Company, and (iv) this Agreement, the Note and the Warrants constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, and except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies. Notwithstanding anything to the contrary contained herein, the issuance of the Shares, the Warrant Shares, the Conversion Shares and the Adjustment Shares will not be authorized for issuance unless and until the shareholders of the Company approve the Amendment (as hereinafter defined) and to that extent the Company will not have the requisite corporate power and authority to issue such Shares, Warrant Shares, Conversion Shares and Adjustment Shares.

         (c) CAPITALIZATION. As of the date hereof, the authorized capital stock of the Company consists of (x) 15,000,000 shares of Common Stock, of which as of the date hereof, 8,019,182 shares are issued and outstanding, 587,500 shares are reserved for issuance pursuant to the Company's stock option plans, and 6,605,636 shares are reserved for issuance pursuant to securities exercisable or exchangeable for, or convertible into, shares of Common Stock, and (y) 100,000 shares of Preferred Stock, of which 25,000 are designated Series A Convertible Preferred Stock and none of which are issued and outstanding. Except as disclosed in SCHEDULE 2(c), all of such outstanding shares have been, or upon issuance will be, validly issued and are, or will be, fully paid and nonassessable. Except as disclosed in
SCHEDULE 2(c), no shares of Common Stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered by the Company. Except as disclosed in SCHEDULE 2(c) and except as contemplated hereunder, (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its subsidiaries, (ii) there are no outstanding debt securities, (iii) there are no agreements or arrangements under which the Company or any of its subsidiaries is obligated to register the sale of any of their securities under the 1933 Act, and (iv) there are no outstanding securities of the Company or its subsidiaries which contain any redemption or similar provisions and there are not any contracts, commitments, understandings or arrangements which the Company or any of its subsidiaries is or may become bound to redeem a security of the Company or its subsidiaries. Except as disclosed in SCHEDULE 2(c), there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Note, the Shares, the Warrants, the Warrant Shares, the Conversion Shares or the Adjustment Shares as described in this Agreement. The Company has furnished to Buyer true and correct copies of the Company's Articles of Incorporation, as amended (the "ARTICLES OF INCORPORATION"), and the Company's By-laws, as amended (the "BY-LAWS"), and the terms of all securities convertible into or exercisable for Common Stock and the material rights of the holders thereof in respect thereto.

         (d) ISSUANCE OF SECURITIES. Immediately following the issuance of the Note and the First Bridge Warrant, the Second Bridge Warrant and the Signing Warrant, and assuming shareholder approval of the Amendment had been obtained as of the date hereof, the authorized capital stock of the Company would consist of 60,000,000 shares of Common Stock, of which 8,019,182 shares would be issued and outstanding, 587,500 shares would be reserved for issuance pursuant to the Company's stock option plans, and 17,590,695 shares would be reserved for issuance pursuant to securities exercisable or exchangeable for, or convertible into, shares of Common Stock (including 3,000,000 shares of Common Stock reserved for issuance upon conversion of the Note and 4,500,000 shares reserved for issuance upon exercise of the First Bridge Warrant and the Second Bridge Warrant and 1,000,000 shares reserved for issuance upon exercise of the Signing Warrant). Immediately following the Closing and assuming no exercise of outstanding warrants or options, no conversion of the Note and no issuance of Adjustment Shares, the authorized capital stock of the Company will consist of 60,000,000 shares of Common Stock, of which 25,703,646 shares will be issued and outstanding, 587,500 shares will be reserved for issuance pursuant to the Company's stock option plans, 19,904,615 shares will be reserved for issuance pursuant to securities exercisable or exchangeable for, or convertible into, shares of Common Stock (including 5,630,624 shares reserved for issuance upon exercise of the Warrants other than the Second Bridge Warrants), and 10,000,000 shares will be reserved for issuance as Adjustment Shares.

         (e) NO CONFLICTS. Except as disclosed in SCHEDULE 2(e), the execution, delivery and performance of this Agreement, the Note and the Warrants by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance and the reservation for issuance of the Shares, the Warrant Shares, the Conversion Shares and the Adjustment Shares) will not (i) subject to shareholder approval of the Amendment, result in a violation of the Articles of Incorporation or By-laws or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which the Company or any of its subsidiaries is a party, or, assuming compliance with the conditions set forth in this Agreement and subject to the receipt of requisite shareholder approval, result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of the principal market or exchange on which the Common Stock is traded or listed) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected. Except as disclosed in SCHEDULE 2(e), neither the Company nor its subsidiaries is in violation of any term of or in default under the Articles of Incorporation or By-laws or their organizational charter or by-laws, respectively, or any material contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company or its subsidiaries. The business of the Company and its subsidiaries is not being conducted, and shall not be conducted, in violation of any law, ordinance, regulation of any governmental entity. Except as disclosed in SCHEDULE 2(e), the Company is not in violation of the listing requirements of the Nasdaq SmallCap Market ("Nasdaq") and does not reasonably anticipate that the Common Stock will be delisted from Nasdaq in the foreseeable future. Except as disclosed in SCHEDULE 2(e), the Company and its subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing.

         (f) NO CONSENT. No consent, approval, order or authorization of, or registration, declaration or filing with, any government authority or instrumentality or any private third party is required by or with respect to the Company in connection with the execution and delivery of this Agreement, the Note or the Warrants or the consummation of the transactions contemplated hereby or thereby, except (i) as set forth on SCHEDULE 2(f), (ii) the filing (the "HSR FILING") of the notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and the expiration of any waiting period required thereunder, (iii) the receipt by the Company of a permit pursuant to California Corporations Code Section 25116 (the "USURY PERMIT") to exempt the issuance to Buyer of the Note, the First Bridge Warrant and the Second Bridge Warrant from the provisions of California usury laws (which has been obtained and is in effect as of the date hereof), (iv) the filing of the Amendment with the California Secretary of State, (v) the filing of the Proxy Statement (as hereinafter defined) with the Securities Exchange Commission ("SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "1934 ACT"), (vi) the filing of a Form 8-K with the SEC with respect to the transactions contemplated hereby, and
(vii) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws.

         (g) SEC DOCUMENTS. Since February 7, 1995, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the "SEC DOCUMENTS"). The Company has delivered to the Buyer or its representative true and complete copies of the SEC Documents as of their respective filing dates. As of their respective dates, and with respect to the Form 10-KSB filed with respect to the Company's fiscal year ended March 31, 1997, as of the date hereof and the date of Closing, the SEC Documents complied and will comply in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as disclosed in SCHEDULE 2(g), as of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.

         (h) FINANCIAL STATEMENTS. Except as disclosed in SCHEDULE 2(h), the audited, consolidated balance sheets at March 31, 1997, 1996, and 1995 of the Company and its subsidiaries and their related consolidated statements of operations, stockholders equity and cash flows, for each of the years then ended, including the related notes to consolidated financial statements and auditors' reports thereon (the "CONSOLIDATED FINANCIAL STATEMENTS") provided to

Buyer prior to the date hereof: (i) are complete and correct in all material respects and are consistent with the books and records of the Company and its subsidiaries; (ii) present fairly on a GAAP (as hereinafter defined) basis the consolidated financial condition of the Company at the dates thereof and represent fairly the results of operations and cash flows for each of the years then ended; and (iii) have been prepared in conformity with generally accepted accounting principles ("GAAP") applied consistently with respect to the immediately preceding fiscal year, except as set forth in the notes to the Consolidated Financial Statements or in the auditors' reports thereon. The unaudited, consolidated balance sheet at June 30, 1997 of the Company and its subsidiaries and related consolidated statements of operations and cash flows for the three (3) months then ended: (i) are complete and correct in all material respects and are consistent with the books and records of the Company and its subsidiaries; and (ii) have been prepared in conformity with GAAP, applied consistently with Consolidated Financial Statements, subject to normal year-end adjustments.

         (i) ABSENCE OF CERTAIN CHANGES. Except as disclosed in SCHEDULE 2(i), since June 30, 1997, the Company and its subsidiaries have, in all material respects, conducted their respective businesses in the ordinary course of business consistent with past custom and practices and have incurred no material liabilities other than in the ordinary course of business consistent with past custom and practice and there has been no material adverse change and no material adverse development in the business, properties, operations, financial condition or results of operations of the Company or its subsidiaries, other than the Liabilities, Expenses and Operating Losses (each as hereinafter defined) set forth on EXHIBIT 4(w).

         (j)  ABSENCE OF LITIGATION AND ORDERS.  Except as disclosed in
SCHEDULE 2(j), there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company or any of its subsidiaries, threatened against or materially affecting the Company, any of its subsidiaries or any of their respective assets. Except as disclosed in SCHEDULE 2(j), there are no outstanding orders, judgments, injunctions, awards or decrees of any such bodies or entities against the Company or its subsidiaries.

         (k) ARM'S LENGTH TRANSACTIONS. The Company acknowledges and agrees that Buyer and Lender are acting solely in the capacity of arm's length purchaser with respect to this Agreement and the transactions contemplated hereby. The Company further acknowledges that neither Lender nor Buyer is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and any advice given by Buyer, Lender or any of their representatives or agents in connection with this Agreement and the transactions contemplated hereby is merely incidental to their respective acquisition of the Note, the Shares, the Warrants, the Warrant Shares, the Conversion Shares and the Adjustment Shares. The Company further represents to Buyer and Lender that the Company's decision to enter into this Agreement has been based on the independent evaluation by the Company and its representatives.

         (l) NO UNDISCLOSED EVENTS, LIABILITIES, DEVELOPMENTS OR CIRCUMSTANCES. Except as disclosed in SCHEDULE 2(l), no material event, liability, development or circumstance has occurred or exists, or is contemplated to occur, with respect to the Company or its subsidiaries or their respective business, properties, prospects, operations or financial condition, which has not been publicly announced to the extent required by applicable state or federal securities laws and disclosed in writing to the Buyer and Lender other than (i) the Liabilities, Expenses and Operating Losses set forth on EXHIBIT 4(w); (ii) obligations under this Agreement and (iii) subject to the provisions of
SECTION 4(s), liabilities or obligations of the Company incurred in the ordinary course of business and not in excess of $150,000 in the aggregate.

         (m) EMPLOYEE RELATIONS. Neither the Company nor any of its subsidiaries is involved in any union labor dispute nor, to the knowledge of the Company or any of its subsidiaries, is any such dispute threatened. None of the Company's or its subsidiaries' employees is a member of a union and the Company and its subsidiaries believe that their relations with their employees are satisfactory. The Company and its subsidiaries have complied in all material respects with all applicable laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, social security and other taxes.

         (n) INTELLECTUAL PROPERTY RIGHTS. The Company and its subsidiaries own or possess adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct their respective businesses as now conducted. Except as set forth on SCHEDULE 2(n), none of the Company's trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, government authorizations, trade secrets or other intellectual property rights have expired or terminated, or are expected to expire or terminate in the near future. The Company and its subsidiaries do not have any knowledge of any infringement by the Company or its subsidiaries of trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secret or other similar rights of others, or of any such development of similar or identical trade secrets or technical information by others and, except as set forth on SCHEDULE 2(n), there is no claim, action or proceeding being made or brought against, or to the Company's knowledge, being threatened against, the Company or its subsidiaries regarding trademark, trade name, patents, patent rights, invention, copyright, license, service names, service marks, service mark registrations, trade secret or other infringement; and the Company and its subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing. The Company and its subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties.

         (o) ENVIRONMENTAL LAWS. The Company and its subsidiaries are (i) in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants ("ENVIRONMENTAL LAWS"), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval.

         (p) INSURANCE. The Company and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are disclosed in SCHEDULE 2(p). Except as disclosed in SCHEDULE 2(p), neither the Company nor any such subsidiary has been refused any insurance coverage sought or applied for and neither the Company nor any such subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of the Company and its subsidiaries, taken as a whole.

         (q) COMPLIANCE WITH LAW. Except for possible violations disclosed in SCHEDULE 2(q) (to the extent that such violations have occurred), the business of the Company and its subsidiaries has been and is presently being conducted so as to comply in all material respects with all applicable federal, state, local and foreign governmental laws, rules, regulations and ordinances. Except as disclosed in SCHEDULE 2(q), the Company and its subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, and neither the Company nor any such subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

         (r) INTERNAL CONTROLS. Except as disclosed in SCHEDULE 2(r), the Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and
(v) transactions are recorded as necessary to permit proper accounting to the Company's film distributors pursuant to the agreements relating thereto. The Company has in existence and has had in existence at all times since the Company has been subject to the 1934 Act (i) a policy complying with the requirements of Section 21A(b)(1)(B) of the 1934 Act and (ii) a policy complying with the requirements of the Civil Rights Act of 1964, Title VII, 42 U.S.C. Section 2000e ET SEQ. and the California Fair Employment and Housing Act, Cal. Gov't Code, Section 12,900 ET SEQ.

         (s) AGREEMENTS. Attached as SCHEDULE 2(s) is a list which includes each agreement, lease and instrument (including any and all amendments thereto) to which the Company and its subsidiaries is a party as of the date hereof and which is or, immediately following the consummation of the transactions contemplated by this Agreement, will be, material to the business, condition or results of operations of the Company, on a consolidated basis. Except as disclosed in SCHEDULE 2(s), each agreement and instrument listed therein is in full force and effect and constitutes a legal, valid and binding obligation of the Company and relevant subsidiary, and the Company or the relevant subsidiary is not in default or breach in any material respect of (with or without the giving of notice or the passage of time) any such material agreement or instrument. To the best of Company's knowledge, no other person is in default or in breach of (with or without the giving of notice of the passage of time) any such agreement or instrument. The Company has furnished to Buyer true and correct copies of all items set forth on SCHEDULE 2(s).

         (t) TAX STATUS. Except as set forth on SCHEDULE 2(t), the Company and each of its subsidiaries has timely made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject and has timely paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim. No audit or other administrative proceeding or court proceeding is presently pending with respect to any taxes or tax returns of the Company or its subsidiaries, and, to the knowledge of the Company, no such audit or proceeding is threatened.

         (u) CERTAIN TRANSACTIONS. Except as set forth on SCHEDULE 2(u), none of the officers, directors, or employees of the Company is presently a party to any transaction with the Company or any of its subsidiaries (other than for services as employees, officers and directors, all of which have been disclosed on SCHEDULE 2(s)), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner. The Company has furnished to Buyer true and correct copies of all items set forth on SCHEDULE 2(u).

         (v)  Intentionally omitted.

         (w) REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. The registration statement (including any amendments or supplements thereto, the "REGISTRATION STATEMENT"), pursuant to which the Warrants, the Shares, Warrant Shares, Conversion Shares and/or Adjustment Shares will be registered with the SEC shall not, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the 1933 Act, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements included therein not misleading. The proxy statement required in connection with the transactions contemplated by this Agreement to be sent to the stockholders of the Company in connection with the meeting of stockholders to be called to approve the Amendment (the "STOCKHOLDERS' MEETING") (such proxy statement as amended or supplemented is referred to herein as the "PROXY STATEMENT") shall not, on the date the Proxy Statement is first mailed to the Company's stockholders, at the time of the Stockholders' Meeting and at the time of Closing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material affect necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the 1934 Act and the rules and regulations thereunder. If at any time prior to the Closing any event relating to the Company, its subsidiaries, or any of their respective affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Company will promptly inform Buyer and Lender.

         (x) STOCKHOLDER VOTE. Except as disclosed in SCHEDULE 2(x), no officer or director of the Company or any of its subsidiaries and no member of the management of Company has any actual knowledge that any stockholder of the Company currently intends not to vote to approve of this Agreement and the transactions contemplated hereby (including approval of the Amendment).

         (y) ILLEGAL PAYMENTS. Neither the Company nor any of its subsidiaries has made or committed to make any payments for illegal political contributions or made any bribes, kickback payments or other similar illegal payments to any person or entity.

         (z) EMPLOYEE BENEFIT PLANS. Except as set forth in SCHEDULE 2(z), neither the Company nor any Plan Affiliate (as hereinafter defined) has maintained, sponsored, adopted, made contributions to or obligated itself to make contributions to or to pay any benefits or grant rights under or with respect to any "EMPLOYEE PENSION BENEFIT PLAN" (as defined in Section 3(2) of ERISA, as hereinafter defined), "EMPLOYEE WELFARE BENEFIT PLAN" (as defined in Section 3(1) of ERISA), "MULTI-EMPLOYER PLAN" (as defined in Section 3(37) of ERISA), plan of deferred compensation, medical plan, life insurance plan, long-term disability plan, dental plan or other plan providing for the welfare of any of the Company or its subsidiary's employees or former employees or beneficiaries thereof, personnel policy (including, but not limited to, vacation time, holiday pay, bonus programs, moving expense, reimbursement programs and sick leave) excess benefit plan, bonus or incentive plan (including, but not limited to, stock options, restricted stock, stock bonus and deferred bonus plans), salary reduction agreement, change-of-control agreement, employment agreement, consulting agreement or any other benefit, program or contract (collectively, "EMPLOYEE BENEFIT PLANS"), whether or not written or pursuant to a collective bargaining agreement, which could give rise to or result in the Company or such Plan Affiliate having any debt, liability, claim or obligation of any kind or nature, whether accrued, absolute, contingent, direct, indirect, known or unknown, perfected or inchoate or otherwise and whether or not due or to become due. Correct and complete copies of all Employee Benefit Plans previously have been furnished to the Buyer. The Employee Benefit Plans are in substantial compliance with governing documents and agreements and with applicable laws. As used herein, "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended. As used herein, with respect to any person (the "FIRST PERSON"), "PLAN AFFILIATE" shall mean any other person or entity with whom the First Person constitutes or has constituted all or part of a controlled group, or which would be treated with the First Person as under common control or whose employees would be treated or have been treated as employed by the First Person, under Section 414 of the Internal Revenue Code of 1986, as amended, and any regulations, administrative rulings and case law interpreting the foregoing.

         (aa) NO MISREPRESENTATION. None of the representations and warranties of the Company set forth in this Agreement, in any of the certificates, schedules, lists, documents, exhibits, or other instruments delivered, or to be delivered, to Buyer or Lender as contemplated by any provision hereof, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. To the knowledge of the Company, there is no material fact which has not been disclosed to Buyer which materially adversely affects or could reasonably be anticipated to materially adversely affect its business or the Company's ability to consummate the transactions contemplated hereby.

         (bb) BOOKS AND RECORDS. The books of account, minute books, stock record books, and other records of the Company and each of its subsidiaries, respectively, all of which have been made available to the Buyer and Lender, are complete and correct in all material respects and have been maintained in accordance with sound business practices. Without limiting the generality of the foregoing, the minute books of the Company and each of its subsidiaries, respectively, contain complete and accurate records of all meetings held of, and corporate action taken by, the stockholders, the boards of directors, and committees of the boards of directors of the Company and each of its subsidiaries, respectively, and no meeting of any such stockholders, board of directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company and each of its subsidiaries, respectively.

         (cc) CONDITION AND SUFFICIENCY OF ASSETS. To the knowledge of the Company, the equipment and other tangible personal property used by the Company and each of subsidiaries, respectively, in the conduct of their respective business, and the heating, ventilation, and air-conditioning systems at each of the Company's and each of its subsidiaries', respectively, facilities, are in good operating condition and repair (ordinary wear and tear excepted), are adequate for the uses to which they are being put, are not in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost, and are sufficient for the continued conduct of the their respective businesses immediately after the Closing in substantially the same manner as conducted prior to the Closing.

         (dd) RESTRICTIONS ON BUSINESS ACTIVITIES. There is no agreement, judgment, injunction, order or decree binding upon the Company or its subsidiaries or their properties (including, without limitation, their intellectual properties) which has or could reasonably be expected to have the effect of prohibiting or materially impairing any material current or currently proposed business practice of the Company, any acquisition of material property by the Company or the conduct of business by the Company as currently conducted or as proposed to be conducted by the Company.

         (ee) TITLE. The Company and its subsidiaries have good, valid and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its properties and assets (whether real, personal or mixed, and whether tangible or intangible), necessary for the conduct of its business, free and clear of any liens or encumbrances except as reflected in SCHEDULE 2(ae) and except for liens for taxes not yet due and payable.

         (ff) BROKERS' AND FINDERS' FEES. Except as disclosed in SCHEDULE 2(af), the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

         (gg) BANK ACCOUNTS. SCHEDULE 2(ag) attached hereto contains a complete and accurate list of each bank at which the Company and each of its subsidiaries, respectively, has an account or safe deposit box, the number of each such account or box, and the names of all persons authorized to draw on such accounts or to have access to such boxes.

         (hh) CHANGE OF CONTROL PAYMENTS. Except as set forth on SCHEDULE 2(ah), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of the Company or any of its subsidiaries from the Company or any of its subsidiaries, under any Employee Benefit Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Employee Benefit Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

         (ii) BOARD APPROVAL. The Board of Directors of the Company has, on or prior to the date hereof, unanimously approved this Agreement and the issuance of the Note, the Shares, the Warrants, the Warrant Shares, the Conversion Shares and the Adjustment Shares and all of the transactions contemplated hereby or thereby. Prior to the execution hereof, the Company has delivered to Buyer and Lender a complete and accurate copy of resolutions of the Board of Directors relating to the approval of this Agreement and the transactions contemplated hereby, certified by the Secretary of the Company.

    3.   LENDER'S AND BUYER'S REPRESENTATIONS AND WARRANTIES.

         Each of Buyer and Lender represents and warrants to the Company as follows, as of the date hereof and as of the Closing Date:

         (a) ORGANIZATION AND POWER. Lender is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, and has requisite power to own its properties and to carry on its business as now being conducted. Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware, and has the requisite power to own its properties and to carry on its business as now being conducted. SCHEDULE 3(a) contains a complete and accurate list of each member and "controlling person" of Buyer and each member and "controlling person" of Lender.

         (b) AUTHORIZATION; ENFORCEMENT. This Agreement has been duly and validly authorized, executed and delivered on behalf of each of Buyer and Lender and is a valid and binding agreement of each of Buyer and Lender enforceable in accordance with its terms, subject as to enforceability to general principles of equity and to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

         (c) REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. The information supplied by Buyer and Lender for inclusion in the Registration Statement, as set forth in any writing supplied by Buyer, Lender or any of their respective legal counsel for the purpose of inclusion in the Registration Statement, shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act of 1933, as amended (the "1933 ACT"), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by or concerning Buyer or Lender or their respective agents or representatives for inclusion in the Proxy Statement, as set forth in any writing supplied by Buyer, Lender or any of their respective legal counsel for the purpose of inclusion in the Proxy Statement, shall not, on the date the Proxy Statement is first mailed to the Company's stockholders, at the time of the Stockholders' Meeting and on the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which has become false or misleading. If at any time prior to the Closing Date any event relating to the Buyer, Lender or any of their respective affiliates, officers or directors should be discovered by the Buyer or Lender, which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Buyer or Lender shall promptly inform the Company. Notwithstanding the foregoing, neither the Buyer nor Lender makes any representation or warranty with respect to any information supplied by or concerning the Company or its subsidiaries or any of their respective officers, directors or affiliates which is contained in any of the foregoing documents.

         (d) NO CONFLICTS. The execution, delivery and performance of this Agreement by the Buyer and the Lender and the consummation by the Buyer and Lender of the transactions contemplated hereby (including the acceptance of the Note and the Warrants by Lender and the conversion and/or exercise thereof) will not (i) result in a violation of the respective Certificate of Formation or Operating Agreement of the Buyer and the Lender or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which the Buyer, Lender or any of their respective subsidiaries is a party, or, assuming compliance with the conditions set forth in this Agreement, result in a violation of any law, rule, regulation, order, judgment or decree applicable to the Buyer, Lender or any of their respective subsidiaries or by which any property or asset of the Buyer, Lender or any of their respective subsidiaries is bound or affected. Neither the Buyer, Lender nor their respective subsidiaries is in violation of any term of or in default under their respective charter documents, or any material contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Buyer, Lender or their respective subsidiaries. The business of the Buyer,

Lender and their respective subsidiaries is not being conducted, and shall not be conducted, in violation of any law, ordinance, regulation of any governmental entity.

         (e) NO CONSENT. No consent, approval, order or authorization of, or registration, declaration or filing with, any government authority or instrumentality or any private third party is required by or with respect to the Buyer or Lender in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except
(i) the HSR Filing, if any, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state security laws and (iii) the receipt of the Usury Permit.

         (f) NO MISREPRESENTATION. None of the representations and warranties of the Buyer or Lender set forth in this Agreement, in any of the certificates, schedules, lists, documents, exhibits, or other instruments delivered, or to be delivered, to the Company, if any, as contemplated by any provision hereof, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

         (g) BROKERS' AND FINDERS' FEES. Except as disclosed in SCHEDULE 2(af), neither the Buyer nor Lender has incurred, nor will either of them incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

         (h) INVESTMENT REPRESENTATIONS. Each of Lender and Buyer hereby represents to the Company that (i) it is acquiring the Note, the Warrants and the Shares, as applicable, purchased hereunder or acquired pursuant hereto for its own account with the present intention of holding such securities for purposes of investment, and that it has no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws; and (ii) each of Lender and Buyer is an "ACCREDITED INVESTOR" as such term is defined under Rule 501 of the Securities Act of 1933, as amended, is able to bear the economic risk of an investment in the Note, the Warrants and the Shares being acquired by it, can afford to sustain a total loss on such investment and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the proposed investment, and has had the opportunity to ask questions and receive such answers and information as has been requested by Lender and Buyer in order to make its investment decision.

         (i) FINANCING AVAILABLE. Buyer has sufficient available capital or binding commitments for such capital to enable it to fulfill its obligations under this Agreement and to consummate the transactions contemplated hereby.

         (j) NO NASD MEMBERSHIP. Except as set forth on SCHEDULE 3(a), neither Buyer, Lender, any of their respective associates or affiliates, nor any person appointed as a director pursuant to Section 6(r) of this Agreement, are (i) members of the National Association of Securities Dealers, Inc. (the "NASD") or persons associated with a member of the NASD, (ii) owners of stock or other securities of any NASD member (other than securities purchased in the open market), or (iii) lenders to any NASD member. For purposes of this subjection (j), the terms "member" and "person associated with a member" shall have the meanings ascribed to them in the By-Laws of the NASD.

         (k) PRIOR LITIGATION OR VIOLATIONS OF LAW. Neither Buyer, Lender, any person appointed as a director pursuant to Section 6(r) of this Agreement, nor any partner or member thereof nor any affiliate of any such person (i) has been convicted in a criminal proceeding during the past five years, or is the named defendant subject to a criminal proceeding which is presently pending, (ii) was the subject of any court order, judgment or decree, not subsequently reversed, suspended or vacated, which permanently or temporarily enjoined or otherwise limited such person from any of the following activities: (A) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity, (B) engaging in any type of business practice, or (c) engaging in any activity in connection with the purchase or sale of any security of commodity or in connection with any violation of U.S. or foreign Federal or State securities laws or U.S. or foreign Federal commodities laws, (iii) has, during the past five years, been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any U.S. or foreign Federal or State authority barring, suspending or otherwise limiting for more than 60 days such person's right to engage in any of the activities described in (ii) above or such person's right to be associated with persons engaged in any such activities, (iv) has, during the past five years, been found by a court in a civil action or by the SEC or any similar non-U.S. regulatory authority to have violated any U.S. or non-U.S. Federal or State securities law and such judgment or finding has not subsequently been reversed, suspended or vacated, (v) has, during the past five years, been found by a court in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and such judgment or finding has not been subsequently reversed, suspended or vacated, (vi) is the subject of a pending indictment or a conviction within the past ten years of any crime or offense involving the purchase or sale of a security or arising out of such person's conduct as an underwriter, broker, dealer or investment advisor, (vii) is the subject of a pending proceeding for, or the entry during the past ten years of, a temporary or permanent injunction enjoining or restraining any such person with respect to conduct or practices in connection with the purchase or sale of securities, or involving the making of a false filing with the SEC or any state, or arising out of that person's conduct as an underwriter, broker, dealer or investment advisor, (viii) is the subject of an SEC or other non-U.S. regulatory administrative order still in effect imposing sanctions against such person in connection with the SEC's or any non-U.S. regulatory agency's authority to regulate the activities of broker-dealers and investment advisors or the naming of those persons as the cause of such an order, (ix) is the subject of a postal fraud order entered within the past five years or to a restraining order or preliminary injunction relating to postal fraud orders, (x) has been suspended or expelled from membership in a Canadian or U.S. securities exchange or from a Canadian or U.S. association of securities dealers because of conduct inconsistent with just and equitable principles of trade or (xi) is the subject of any currently effective state administrative enforcement order by any state administrator within the past five years in which fraud or deceit, including, but not limited to misrepresentations, was found.

    4.   ADDITIONAL AGREEMENTS.

         (a) BEST EFFORTS AND FURTHER ASSURANCES. Prior to the Closing, each of the parties to this Agreement shall each use its best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement (including resolution of any litigation prompted hereby). Prior to and after the Closing, each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

         (b) USE OF PROCEEDS. The Company will use the proceeds of the Bridge Loan as set forth on EXHIBIT 4(b). The Company will use the proceeds from the sale of the Shares, the First Purchase Warrant and the Second Purchase Warrant to repay, immediately upon Closing, the Bridge Loan in full; to make certain capital expenditures related to the development and expansion of certain theaters; to retire certain indebtedness; for working capital; and for general corporate purposes.

         (c) RESERVATION OF WARRANT SHARES, CONVERSION SHARES AND ADJUSTMENT SHARES. Prior to the Closing, the Company shall use its best efforts to obtain shareholder approval to increase the authorized shares of Common Stock and shall thereafter take all action necessary to at all times have authorized, and reserved for the purpose of issuance, (i) no less than the number of shares of Common Stock needed to provide for the issuance of the Shares, the Warrant Shares and Conversion Shares, and (ii) no less than 10,000,000 shares of Common Stock to provide for the issuance of the Adjustment Shares.

         (d) PROXY STATEMENT/REGISTRATION STATEMENT. As promptly as practicable after the execution of this Agreement, the Company shall prepare, and file with the SEC, the Proxy Statement, and the Company shall prepare and file with the SEC the Registration Statement; provided that it shall not be a condition to Closing that the Registration Statement shall have been filed prior to the Closing Date. The Company shall use its best efforts to have the Registration Statement declared effective as soon after the Closing Date as practicable and to keep such Registration Statement effective and current for a period of at least three (3) years. The Proxy Statement shall also include the recommendations of the Board of Directors of the Company in favor of the transactions contemplated by this Agreement which shall not be withdrawn, modified or withheld except in compliance with the fiduciary duties of the Company's Board of Directors under applicable law.

         (e) MEETING OF STOCKHOLDERS. Promptly after the date hereof, the Company shall take all action necessary in accordance with California law and the Articles of Incorporation and Bylaws to convene the Stockholders' Meeting to be held as promptly as practicable, which Stockholders' Meeting shall occur no later than December 7, 1997. The Company shall prepare and submit to its stockholders the Proxy Statement in connection with the Stockholders' Meeting in accordance with applicable laws and SEC rules and regulations. If the SEC shall make written comments to the Proxy Statement, and by reason of such comments the Company is delayed in releasing a final Proxy Statement for a period in excess of ten business days (a "DELAYED PROXY"), the date for stockholder approval shall be extended to January 6, 1998 and the date for the Closing of the Purchase shall likewise be extended.

         (f) LISTING. Prior to the Closing, the Company's Common Stock shall be listed on Nasdaq and the issuance of the Shares, Warrant Shares, Conversion Shares and Adjustment Shares shall be listed on Nasdaq upon the effectiveness of the Registration Statement. Subsequent to the Closing Date, the Company shall maintain the Common Stock's authorization for quotation on Nasdaq. The Company shall promptly provide to Buyer and Lender copies of any notices it receives from Nasdaq regarding the continued eligibility of the Common Stock for listing on Nasdaq. The Company shall pay all fees and expenses in connection with satisfying its obligations under this SECTION 4(f).

         (g) TRANSACTIONS WITH AFFILIATES. So long as Buyer owns shares of Common Stock with an aggregate market value equal to or greater than $50,000, the Company shall not, and shall cause each of its subsidiaries not to, enter into, amend, modify or supplement, or permit any subsidiary to enter into, amend, modify or supplement, any agreement, transaction, commitment or arrangement with any of its or any subsidiary's officers, directors, person who were officers or directors at any time during the previous two years, stockholders who beneficially own 5% or more of the Common Stock, or affiliates or with any individual related by blood, marriage or adoption to any such individual or with any entity in which any such entity or individual owns a 5% or more beneficial interest (each a "RELATED PARTY"), except for
(i) employment and other arrangements and benefit programs as set forth in SCHEDULES 2(s) AND 2(z), (ii) any agreement, transaction, commitment or arrangement on an arms-length basis on terms no less favorable than terms which would have been obtainable from a person other than such Related Party, or (iii) any agreement, transaction, commitment or arrangement which is approved by a majority of the disinterested directors of the Company. Notwithstanding the foregoing, the Company agrees that it will, prior to Closing, terminate, without damage or penalty to the Company, any agreement with its officers or directors which is not subject to subparagraph (i) above and involve the payment of money. For purposes hereof, any director who is also an officer of the Company or any subsidiary of the Company shall not be a disinterested director with respect to any such agreement, transaction, commitment or arrangement. "AFFILIATE" for purposes hereof means, with respect to any person or entity, another person or entity that, directly or indirectly, (i) has a 5% or more equity interest in that person or entity,
(ii) has 5% or more common ownership with that person or entity, (iii) controls that person or entity, or (iv) shares common control with that person or entity. "CONTROL" or "CONTROLS" for purposes hereof means that a person or entity has the power, direct or indirect, to conduct or govern the policies of another person or entity.

         (h) CONDUCT OF THE BUSINESS. During the period from the date of this Agreement and continuing until the Closing, the Company agrees that:

                   (i) The Company shall not issue, sell, transfer or otherwise dispose of or in any way encumber any shares of its capital stock (other than shares issuable upon exercise of existing options or warrants) or take any action inconsistent with the approval and consummation of this Agreement or the transactions contemplated hereby.

                  (ii) The Company and its subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all reasonable efforts to preserve intact its present business organization, keep available the services of their present officers and employees and preserve their relationships with clients, customers, suppliers and others having business dealings with them, to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Closing.

                 (iii) The Company shall not undertake any action that will result in a breach, nor will it omit to take any action required in order to avoid a breach, of its representations, warranties and covenants hereunder.

                  (iv) The Company shall promptly advise Buyer and Lender orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, a material adverse effect on the Company. The Company shall promptly make available copies of all filings made with any state, federal or local governmental entity in connection with this Agreement and the transactions contemplated hereby.

         (i)  NO SOLICITATION.

                   (i) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons conducted heretofore with respect to any merger, financing (other than any financing in the ordinary course of business consistent with previous practices not to exceed $100,000 in the aggregate and not involving the issuance of securities convertible into or exchangeable or exercisable for equity securities of the Company), consolidation, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transaction involving the Company or any of its subsidiaries, as the case may be (any of the foregoing inquiries or proposals other than the transactions contemplated hereby arising prior to the date hereof (whether initiated before or after the date hereof being referred to as an "ACQUISITION PROPOSAL"). Except for negotiations prior to the date hereof between the Company and Pacific Concessions, Inc. with respect to certain bridge financing of which Buyer is aware, from June 20, 1997 through the date hereof, and from the date hereof until the Closing Date or termination of this Agreement pursuant to the provisions of SECTION 8(k)(i) hereof (the "EXCLUSIVITY PERIOD"), the Company has not and shall not, directly or indirectly, through any of its officers, directors, employees, representatives or agents, initiate, solicit or encourage the initiation of, any inquiries or proposals regarding any Acquisition Proposal. Nothing contained in this SECTION 4(i) shall prevent the Board of Directors of the Company from considering, negotiating, approving and recommending to the stockholders of the Company a bona fide Acquisition Proposal, provided that the Board of Directors determines in good faith (upon advice of independent counsel) that it is required to do so in order to discharge properly its fiduciary duties, and provided further that any such action by the Board of Directors will give rise to the obligation of the Company to pay the Break Fee (as hereinafter defined) in the event the Company completes a transaction with a party other than Buyer as a result of such Acquisition Proposal.

                  (ii) The Company shall immediately notify Buyer after receipt of any Acquisition Proposal, or any modification of or amendment to any Acquisition Proposal, or any request for non-public information relating to Company in connection with an Acquisition Proposal or for access to the properties, books or records of the Company by any person or entity that informs the Board of Directors of the Company that it is considering making, or has made, an Acquisition Proposal.

                 (iii) The Company shall ensure that its officers, directors and employees and any investment banker or any other representative or adviser retained by it are aware of the restrictions imposed by this SECTION 4(i).

                  (iv)  The Company shall pay to Buyer a fee (the
"NON-CLOSING BREAK FEE") of $600,000 within ten (10) days of the first to occur of any of the following (provided that the Closing has not occurred), which Non-Closing Break Fee is the Buyer's sole remedy with respect to the following:

                        (1) if the Closing does not occur other than as a result of the Buyer's breach of this Agreement.

                   (v) The Company shall pay to Buyer a fee (the "EXCLUSIVITY BREAK FEE" and, together with the Non-Closing Break Fee, the "BREAK FEE") of $800,000 within ten (10) days of the following, which Exclusivity Break Fee is the Buyer's sole remedy with respect to the following:

                        (1) if this Agreement is terminated as a result of the Company's breach of any of the provisions of this SECTION 4(i); or

                        (2) if on or before the one (1) year anniversary of the date hereof, the Company consummates a transaction pursuant to an Acquisition Proposal arising prior to or during the Exclusivity Period with a party other than Buyer.

                  (vi)  Notwithstanding anything to the contrary contained in
(iv) or (v) above, (1) in no event shall Buyer be entitled to receive both the Non-Closing Break Fee and the Exclusivity Break Fee, and (2) in addition to any payment of the Break Fee, nothing in this SECTION 4(i) shall limit (A) Buyer's right to seek indemnification under SECTION 7 of this Agreement from the Company with respect to claims made against Buyer by third parties (other than third parties engaged or retained by Buyer) or (B) Lender's right to seek indemnification under SECTION 7 of this Agreement from the Company due to a breach by the Company of the Note, the First Bridge Warrant, the Second Bridge Warrant or the Signing Warrant or otherwise in connection with the Bridge Loan. The parties acknowledge that the Break Fee represents the parties best estimate of what the Buyer's damages will be in the event of the Company's breach of the provisions of this SECTION 4(i) but that such damages will be difficult or impossible to determine at such time and that therefore, subject to the limitations in this SUBSECTION 4(i)(vi), the Break Fee shall constitute liquidated damages.

         (j) ACCESS. Prior to the Closing, the Company shall afford to Buyer, Lender, their respective counsel, accountants and other representatives, free and full access to all of the offices, facilities, properties, equipment, inventories, books, contracts, commitments, records, customer information, list of employees and records, and other relevant records of the Company during normal business hours and shall furnish such persons with all information (including financial and operating data) concerning the business, assets and financial condition of the Company as Buyer shall reasonably request, and the Company shall assist Buyer, Lender, their respective counsel, accountants and representatives, in their examination of such materials.

         (k) CONFIDENTIALITY. Buyer and Lender agree that any information or material that is obtained from the Company will be used solely by Buyer and Lender or their respective representatives for the purposes of evaluating the Company and its business in connection with the transactions contemplated hereby. Buyer and Lender agree that they will not disclose any information which it receives from the Company to any third party, except (i) as required by applicable law or legal process, (ii) as may be consented to in writing by the Company, (iii) as may be disclosed by Buyer and Lender to their respective representatives when such representative needs to know such information for the purposes of preparing for and evaluating the transactions contemplated hereby, or (iv) after such information has become or is generally available or has been disclosed to Buyer or Lender from sources other than the Company and not subject to a confidentiality agreement. Buyer and Lender agree that if the transaction contemplated hereby is not consummated for any reason, Buyer and Lender shall return or destroy all materials received from the Company or to the party furnishing such material.

         (l) LEGAL REQUIREMENTS. Prior to the Closing, each of Buyer and the Company shall take all reasonable actions necessary or desirable to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement (including furnishing all information required under the HSR Act and in connection with approvals of or filings with any governmental authority or instrumentality, and prompt resolution of any litigation prompted hereby) and will promptly cooperate with and furnish information to any party hereto necessary in connection with such requirements imposed upon any of them or their respective subsidiaries in connection with the consummation of the transactions contemplated by this Agreement, and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any governmental authority or instrumentality or other public or private third party required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

         (m) AMENDMENT TO ARTICLES OF INCORPORATION. At or prior to the Closing, the Company shall adopt and file with the Secretary of State of California an amendment to its Articles of Incorporation, increasing its authorized shares of Common Stock to 60,000,000 shares, in form acceptable to Buyer and Lender (the "AMENDMENT").

         (n) EXPENSES. Subject to the provisions of SECTION 8(k)(ii), all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Closing occurs; PROVIDED, HOWEVER, that prior to the date hereof Buyer had received from the Company, as partial compensation for such fees and expenses, 75,000 shares of newly-issued Common Stock.

         (o) BLUE SKY LAWS. The Company shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Note, the Shares, the Warrants, the Warrant Shares, the Conversion Shares and the Adjustment Shares pursuant hereto. Buyer and Lender shall, at the Company's expense, use its commercially reasonable efforts to assist the Company as may be necessary to comply with securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of the Shares, the Warrants, the Warrant Shares, the Conversion Shares and the Adjustment Shares pursuant hereto.

         (p)  Intentionally omitted.

         (q)  Intentionally omitted.

         (r) REDEEMABLE WARRANTS. The Company shall not initiate any actions with respect to its existing redeemable warrants without the prior written consent of the Buyer.

         (s) PROHIBITED PAYMENTS. Prior to the Closing, except for payments made in accordance with SCHEDULE 4(s), the Company shall obtain the written consent of the Buyer prior to making any payment, for indebtedness or otherwise, in excess of $5,000. Any consent of Buyer required by this Section 4(s) shall not be unreasonably withheld and any decision by Buyer regarding such consent shall be made by the close of business on the tenth (10th) business day following the day on which the Company has received written confirmation that delivery of such request has been received by Buyer. Failure of Buyer to approve or deny a request within such time period (provided the notice provisions have been complied with) shall automatically be deemed an approval of such request.

         (t) DIRECTOR EXPENSES. After the Closing, the Company shall reimburse any director designated by Buyer, as set forth in SECTION 6(r) hereof or otherwise, for all reasonable expenses incurred by such directors in executing their duties as members of the board of directors of the Company, including, with limitation, travel expenses (provided that any first or business class air travel must be approved by the Company in advance).

         (u) REQUIRED CONSENTS. Prior to the Closing, the Company shall exercise its commercially reasonable efforts in obtaining any consents or waivers which the Buyer deems necessary, in its sole and absolute discretion, for the consummation of the transactions contemplated hereby, including, without limitation, as may be necessary so as not to result in a default of any material contract or agreement.

         (v) SEC DOCUMENTS. Prior to and after the Closing, the Company shall, if requested by Buyer or Lender, amend its most recent SEC Documents, the Proxy Statement and/or the Registration Statement to reflect such changes as Buyer reasonably deems necessary or appropriate, to the extent such amendments relate to items not in existence or not known as of the date hereof. In addition, Buyer may suggest amendments to such documents, which the Company shall consider in good faith, if such amendments relate to items in existence and known as of the date hereof.

         (w)  ISSUANCE OF ADJUSTMENT SHARES.

         (i) For purposes of this Agreement, each of the following terms shall have the following meaning:

              "LIABILITIES" shall mean existing liabilities of the Company (whether or not contingent, whether or not liquidated in amount and whether or not disclosed) in existence at the Closing other than liabilities reflected on EXHIBIT 4(w). Liabilities include without limitation any liability, damages, costs, losses or expense relating to, arising from or incurred in connection with any cause of action based on actions or omissions occurring prior to the Closing regardless of when such cause of action may be asserted, and all expenditures for assets having a useful life in excess of one year (whether such expenditure is to be made pursuant to a contract in force at or before the time of Closing or, while not contracted for, has been reflected in any budget approved by the Company's board of directors or any committee thereof) to be used in the operations of theaters at San Bernardino or Tijuana.

              "EXPENSES" shall mean all expenses of the transactions contemplated by this Agreement to be paid by the Company hereunder, including, but not limited to, costs of the Registration Statement, the Proxy Statement, the Stockholder Meeting, the listing of the Shares, the Warrant Shares, the Conversion Shares and the Adjustment Shares on Nasdaq, one-half of the HSR Filing fee, legal and accounting fees and expenses, brokerage fees, the cost of a "fairness opinion" in excess of $50,000, and the costs of termination of all of the Company's contemplated but not yet operating sites other than San Bernardino, California and Tijuana, Mexico, to the extent such costs and expenses exceed $25,000.

              "OPERATING CASH FLOW" shall mean all cash flow from operations of the Company and its subsidiaries, determined in accordance in GAAP, for the period from August 31, 1997 through Closing, excluding any amounts of the Bridge Loan proceeds used in the Company's operations during that time.

              "THEATER OPERATING LOSSES" shall mean all negative operating cash flow incurred in connection with the Company's operations in Tijuana, Mexico and San Bernardino, California, including any costs of termination of such operations, if any, from the Closing Date to the earlier to occur of (i) with respect to each such operation, a sale by the Company of such operation (whether individually or in connection with any other sale of some or all of the assets or equity interests of the Company) and (ii) the third anniversary of the Closing; provided that, Operating Losses shall be measured only after the earlier of such events has occurred; and provided further that, for purposes hereof, Operating Losses shall include any losses on disposition of assets suffered by the Company in connection with any sale of either such operation.

              With respect to each of the above definitions, if an item is included in one then it shall not be included in another.

        (ii)  Intentionally omitted.

       (iii) Subsequent to the Closing, the Company shall issue to Buyer, as set forth in subparagraph (iv) below, additional shares (the "ADJUSTMENT SHARES") of Common Stock as consideration for the decreased value of the Shares to account for (w) Liabilities, (X) any negative Operating Cash Flow, (Y) Expenses incurred and paid after August 31, 1997 and (Z) Theater Operating Losses (all amounts set forth items (w)-(Z) being collectively referred to as the "POST-CLOSING ADJUSTMENT AMOUNT").

        (iv) The number of Adjustment Shares issued shall be calculated as the difference, if any, between (i) the quotient obtained by dividing (A) $15,000,000 by (B) the difference between (t) $.848202 and (u) the quotient obtained by dividing (1) the amount of the Post-Closing Adjustment Amount by (2) 8,019,182 (such SUBSECTION (B) shall in no event be less than .01) and (ii) 17,684,464. The determination of the Post-Closing Adjustment Amount and the Adjustment Shares, if any, shall be made from time to time (subject to the limitation with respect to Operating Losses set forth in the definition thereof) by the Company upon the delivery of a written request (a "Request") of the Buyer; provided that Buyer shall have the right to review any such determination. Any such determination shall be made within five (5) days of the delivery of the Request therefor and any delivery of Adjustment Shares shall be made within ten (10) days after the determination of the Adjustment Shares pursuant to a Request. The members of the Company's Board of Directors that are not designated by Buyer pursuant to Section 6(r) hereof shall make such determination. If Buyer and the Company do not agree on the number of Adjustment Shares to be issued, each party shall, at the Company's expense, mutually appoint Arthur Andersen & Company or another public accounting firm mutually agreed to by Buyer and the Company (the "DESIGNATED ACCOUNTANT") to resolve any disputes; provided that neither the Company, Lender or Buyer or their respective affiliates shall have engaged such accountants on any matters involving fees in excess of $100,000. The Designated Accountant shall make the determination of the correct number of Adjustment Shares within thirty (30) days of such Designated Accountant's appointment.

         (x) UNDISCLOSED EQUITY SECURITIES. In the event that, and whenever, the representation contained in the fourth sentence of PARAGRAPH 2(c) hereof proves to have been incorrect as of the Closing due to the existence as of the Closing Date of securities of the kind described in CLAUSE (i) thereof, Buyer shall be entitled to receive securities with terms identical to those whose existence gives rise to such right in an amount such that, following issuance to Buyer, Buyer shall have that number of shares or other units of such securities that when divided by the sum of (A) the number of such shares or other units whose existence gives rise to the adjustment in question and (B) the number of shares or other units of such securities issued to Buyer, yields a percentage equal to the percentage that the number of Shares equals to the total number of shares of Common Stock outstanding following the Purchase of the Shares.

    5.   CONDITIONS TO THE COMPANY'S OBLIGATION TO SELL THE SHARES.

         The obligation of the Company hereunder to issue and sell the Shares and Purchase Warrant at the Closing (and the Adjustment Shares subsequent to the Closing) is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion:

         (a) Buyer shall have executed this Agreement and delivered the same to the Company.

         (b) Simultaneously with the Closing, Buyer shall have delivered to the Company the Purchase Price by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.

         (c) The representations and warranties of the Buyer shall be true and correct in all material respects; provided that, such representations and warranties shall be considered true and correct in all material respects unless all misrepresentations and breaches of warranty, taken in the aggregate, would be deemed important (though not necessarily dispositive) by a reasonable, prudent seller in making a decision whether or not to enter into an agreement to sell specified securities of the Company, and provided further that in determining the existence of any misrepresentation or breach of warranty any qualification for materiality contained in the representation or warranty in question shall be ignored, and Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Buyer at or prior to the Closing Date. The Company shall have received a certificate, executed by the general partner of the Buyer, dated as of the Closing Date, to the foregoing effect and as to such other matters as may be reasonably required by the Company.

         (d) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, so long as none of the foregoing were initiated by the Company.

         (e) Any applicable waiting period under the HSR Act shall have expired or been terminated.

         (f) Buyer shall have delivered to the Company a certificate evidencing the organization and good standing of Buyer and each of its subsidiaries in the state of such entity's state of organization issued by the Secretary of State of the state of organization as of a date within ten (10) days of the Closing, and similar certificates of good standing from each jurisdiction in which such entities are qualified as foreign entities as of a date within ten (10) days of the Closing.

         (g) Buyer shall have delivered to the Company certified copies of its Certificate of Formation as in effect at the Closing.

         (h) The Company's shareholders shall have duly approved the Amendment, all in accordance with applicable laws and regulatory requirements.

         (i) No statute, rule, regulation, executive order, decree, injunction or restraining order shall have been enacted, promulgated or enforced (and not repealed, superseded or otherwise made inapplicable) by any court or governmental authority which prohibits the consummation of the Purchase (each party agreeing, at the Company's expense, to use reasonable best efforts to have any such order, decree or injunction lifted).

         (j) All written consents, assignments, waivers or authorizations ("CONSENTS") other than governmental authorizations, that are required as a result of the Purchase for the continuation in full force and effect of any material contracts or leases of the Company shall have been obtained, other than those Consents the failure of which to obtain would not have a material adverse effect on the Company.

         (k) There shall have been obtained any and all governmental authorizations, permits, approvals and consents of securities or blue sky commissions of any jurisdiction and of any other governmental body or agency, that may reasonably be deemed necessary so that the consummation of the Purchase will be in compliance with applicable laws, the failure to comply with which would have a material adverse effect on the Company or would be reasonably likely to subject the Company or any of its directors or officers to substantial penalties or criminal liability.

         (l) Since the date of this Agreement, there must not have been commenced or threatened against the Company, or against any person or entity affiliated with the Company, any action or proceeding brought by any entity not affiliated with the Company (i) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement, or (ii) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of such transactions.

    6.   CONDITIONS TO BUYER'S OBLIGATION TO PURCHASE.

         The obligations of Buyer hereunder to purchase the Shares and the Purchase Warrants at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for Buyer's sole benefit and may be waived by such Buyer at any time in its sole discretion:

         (a) The Company shall have executed this Agreement, the Note and the Warrants and delivered the same to Buyer or Lender, as applicable.

         (b) Simultaneously with the Closing, the Company shall have delivered to Buyer the Shares and the Purchase Warrant, each registered in Buyer's name, or the name of its nominee, free and clear of any liens, taxes, restrictions and charges.

         (c) No proceeding having the effect of suspending the effectiveness of the Proxy Statement shall have been initiated or threatened in writing by the SEC. All requests for additional information on the part of the SEC shall have been complied with to the reasonable satisfaction of Buyer.

         (d) The Company's Common Stock shall be authorized for quotation on Nasdaq and trading in the Common Stock shall not have been suspended by the SEC or Nasdaq.

         (e) The representations and warranties of the Company shall be true and correct in all material respects; provided that, such representations and warranties shall be considered true and correct in all material respects unless all misrepresentations and breaches of warranty, taken in the aggregate, would be deemed important (though not necessarily dispositive) by a reasonable, prudent investor in making a decision whether or not to invest in the securities of the Company, and provided further that in determining the existence of any misrepresentation or breach of warranty any qualification for materiality contained in the representation or warranty in question shall be ignored, and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing Date. Buyer shall have received a certificate, executed by the Chief Executive Officer of the Company, dated as of the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by Buyer.

         (f) Buyer shall have received the opinion of the Company's counsel, dated as of the Closing Date, in substantially the form of EXHIBIT 6(f) and, subject to Buyer's acceptance in its reasonable discretion, with such qualifications, exceptions and limitations as are customary in opinions delivered by seller's counsel under similar circumstances (provided that exceptions accepted by Buyer in the Company's counsel's opinion delivered to Lender in connection with the Bridge Loan shall be deemed accepted for purposes hereof).

         (g) This Agreement, and the issuance of the Note, the Shares, the Warrants, the Warrant Shares, the Conversion Shares and the Adjustment Shares and the other transactions contemplated hereby, shall have been approved and authorized by the Company's Board of Directors and, to the extent required, the Company's shareholders.

         (h) The Company shall have delivered to Buyer the Certificate, registered in Buyer's name, or the name of its nominee, fully paid and non-assessable, free and clear of any liens, taxes, restrictions and charges.

         (i) The Company shall have delivered a certificate evidencing the incorporation and good standing of the Company and each of its subsidiaries in the state of such corporation's state of incorporation issued by the Secretary of State of the state of incorporation as of a date within ten (10) days of the Closing, and similar certificates of good standing from each jurisdiction in which such corporations are qualified as foreign corporations as of a date within ten (10) days of the Closing.

         (j) The Company shall have delivered certified copies of the Articles of Incorporation and Bylaws, each as in effect at the Closing, and certified copies of the certificates of incorporation and bylaws for each of the Company's subsidiaries, each as in effect as of the Closing.

         (k) The Company shall have delivered to Buyer such other documents relating to the transactions contemplated by this Agreement as Buyer or its counsel may reasonably request.

         (l) Since the date of this Agreement, there must not have been commenced or threatened against Buyer or Lender, or against any person or entity affiliated with Buyer or Lender, any action or proceeding brought by any entity not affiliated with Buyer or Lender (i) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement, or (ii) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of such transactions.

         (m) Neither the consummation nor the performance of any of the transactions contemplated by this Agreement by the Company will, directly or indirectly (with or without notice of lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or Lender or any person or entity affiliated with Buyer or Lender to suffer any material adverse consequence under, (i) any applicable legal requirement or order, or
(ii) any legal requirement or order that has been published, introduced or otherwise formally proposed before any governmental entity or instrumentality.

         (n) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect nor shall any other litigation be in effect against the Company pursuant to which damages in excess of $500,000 are being sought.

         (o) Any applicable waiting period under the HSR Act shall have expired or been terminated.

         (p) Buyer shall have received all written consents, assignments, waivers, authorizations or other certificates, including, without limitation, from the Company's lessors, reasonably deemed necessary by Buyer to provide for the continuation in full force and effect of any and all material contracts and leases of the Company and for the Company to consummate the transactions contemplated hereby; PROVIDED, HOWEVER, that it shall not be a condition to Closing that the Company obtain consents, waivers or authorizations with respect to (i) defaults under material contracts or leases that will be cured by application of the proceeds of the sale of the Shares to which Buyer has consented prior to Closing, or (2) contracts that will be terminated upon application of the proceeds of the sale of the Shares to which Buyer has consented prior to Closing.

         (q) The Company will demonstrate to the reasonable satisfaction of Buyer that it can be released at a cost not to exceed $25,000 in the aggregate to Buyer or Company from any obligations with respect to its currently or previously contemplated sites which have never been operated other than San Bernardino, California and Tijuana, Mexico, without liability or potential liability to the Company.

         (r) Effective upon the Closing, four of the Company's seven directors shall have been designated by Buyer and elected to the Board of Directors of the Company, and the Company shall have delivered to Buyer resolutions of the Company's shareholders (certified by an officer of the Company) evidencing such election.

         (s) The Company shall have delivered to Buyer a certified copy of the Amendment, duly filed with the Secretary of State of California.

         (t) Since August 31, 1997, no material adverse change shall have occurred with respect to the Company or the operation of its business and no event or circumstance occurring or existing prior to such time shall be disclosed or discovered after the date hereof which would constitute a material adverse change if it had occurred after June 30, 1997; PROVIDED that payment of the items set forth on EXHIBIT 4(w) shall not be deemed to constitute a basis for determining the existence of any such material adverse change.

         (u) Each of John Ellison, Jr., Russell O. Seheult and Jerry Willits shall have waived (i) any and all rights of indemnification any of them have or may have against the Company now or in the future with respect to any actions taken prior to the date hereof and relating to any violation or alleged violation by them of Section 16 of the 1934 Act and (ii) any and all rights for expenses of separate counsel that any of them have or may have against the Company now or in the future with respect to any actions taken prior to the date hereof and relating to any violation or alleged violation by them of Rule 10b-5 under the 1934 Act, Section 5 of the 1933 Act or any related federal securities laws or any similar or related state securities laws, which violation or alleged violation arise(s) primarily as a result of violations of Section 16 of the 1934 Act.

         (v)  Intentionally omitted.

         (w)  Intentionally omitted.

         (x) The agreements required to be terminated pursuant to SECTION 4(g) shall have been terminated without damage or penalty to the Company.

         (y) No material default or event of default shall have occurred and be continuing with respect to the Bridge Loan which would not be cured as a result of the Closing.

         (z) The Company shall have amended its most recent SEC Documents to reflect such changes as Buyer shall have reasonably deemed necessary or appropriate, if any, to the extent permitted to be required by Buyer pursuant to
SECTION 4(v ) hereof.

    7.   INDEMNIFICATION.

         (a) The Company shall defend, protect, indemnify and hold harmless Buyer, Lender and each other holder of the Notes, the Shares, the Warrants, the Warrant Shares, the Conversion Shares and/or Adjustment Shares and all of their officers, directors, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "BUYER INDEMNITEES") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Buyer Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "INDEMNIFIED LIABILITIES"), incurred by any Buyer Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in this Agreement, the Note or the Warrants or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Company contained in this Agreement, the Warrants, the Note or any other certificate, instrument or document contemplated hereby or thereby, or (c) any cause of action, suit or claim brought or made against such Buyer Indemnitee and arising out of or resulting from the execution, delivery, performance or enforcement of this Agreement or any other instrument, document or agreement executed pursuant hereto by any of the Buyer Indemnitees, any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Shares, the Warrant Shares or the Bridge Loan or the status of Buyer or holder of the Shares, the Warrants, the Warrant Shares or Adjustment Shares as an investor in the Company. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

         (b) Lender and Buyer shall severally defend, protect, indemnify and hold harmless the Company and its officers, directors, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (the "COMPANY INDEMNITEE") from and against any and all Indemnified Liabilities incurred by any Company Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by Buyer or Lender in this Agreement or any other certificate, instrument or document contemplated hereby, and (b) any breach of any covenant, agreement or obligation of Buyer or Lender contained in this Agreement or any other certificate, instrument or document contemplated hereby.

         (c) Any party entitled to indemnification under this SECTION 7 (an "INDEMNIFIED PARTY") shall give written notice to the party from which indemnification is sought (the "INDEMNIFYING PARTY") of any claim with respect to which it seeks indemnification within fifteen (15) days of learning of such claim; provided that the failure of any party entitled to indemnification hereunder to give notice as provided herein shall not relieve the indemnifying party of its obligations under this SECTION 7 except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any action, proceeding or claim is brought against an indemnified party in respect of which indemnification is sought hereunder, the indemnifying party shall be entitled to participate in and, unless in the reasonable judgment of the indemnified party a conflict of interest between it and the indemnifying party may exist in respect of such action, proceeding or claim, to assume the defense thereof, with counsel reasonably satisfactory to the indemnified party. In the event that the indemnifying party advises an indemnified party that it will contest such a claim for indemnification hereunder, or fails, within thirty (30) days of receipt of any indemnification notice to notify, in writing, such person of its election to defend, settle or compromise, at its sole cost and expense, any action, proceeding or claim (or discontinues its defense at any time after it commences such defense), then the indemnified party may, at its option, in good faith, defend, settle or otherwise compromise or pay such action or claim without prior consent of the indemnifying party and the indemnifying party will be liable for all costs, expenses, settlement amounts or other losses paid or incurred in connection therewith. In any event, unless and until the indemnifying party elects in writing to assume and does so assume the defense of any such claim, proceeding or action, the indemnified party's costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding shall be losses subject to indemnification hereunder. To the extent not prejudicial to the interests of the indemnified party, the indemnified party shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the indemnified party which relates to such action or claim. The indemnifying party shall keep the indemnified party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the indemnifying party elects to defend any such action or claim, then the indemnified party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense. Anything in this SECTION 7 to the contrary notwithstanding, the indemnifying party shall not, without the indemnified party's prior written consent, settle or comprise any claim or consent to entry of any judgment in respect thereof which imposes injunctive or other equitable relief against the indemnified party, which imposes any future obligation on the indemnified party or which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the indemnified party of a release from all liability in respect of such claim. The indemnification required by this
SECTION 7 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred. The indemnity agreements contained herein shall be in addition to:

                   (i) any cause of action or similar right of the indemnified party against the indemnifying party or others, and

                  (ii) any liabilities the indemnifying party may be subject to pursuant to the law.

         (d) The representations and warranties and indemnities provided in this Agreement shall survive indefinitely and are in no way intended to limit the Buyer's rights under

SECTION 4(w) hereof; PROVIDED, HOWEVER, that Buyer shall not be permitted, by virtue of more than one of this SECTION 7(d) and SECTION 4(w) to receive compensation with respect of its damages to the extent Buyer has received adequate recourse under the other such provision; PROVIDED, HOWEVER, that the applicability of one such section shall not invalidate the applicability of the other.

    8.   MISCELLANEOUS.

         (a) GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California without regard to the principles of conflict of laws.

         (b) COUNTERPARTS. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event any signature page is delivered by facsimile transmission, the party using such means of delivery shall cause four (4) additional original executed signature pages to be physically delivered to the other party within five (5) days of the execution and delivery hereof.

         (c) HEADINGS. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

         (d) SEVERABILITY. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, the party for whose benefit such provision is included shall have the right to determine that such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

         (e) ENTIRE AGREEMENT; AMENDMENTS. This Agreement supersedes all other prior oral or written agreements between the Buyer, Lender, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein including, without limitation, any documents evidencing or relating to the Bridge Loan, contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company, Buyer nor Lender makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement.

         (f) NOTICES. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile, provided a copy is mailed by U.S. certified mail, return receipt requested; (iii) three (3) days after being sent by U.S. certified mail, return receipt requested, or (iv) one
(1) day after
deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

    If to the Company:

         CinemaStar Luxury Theaters, Inc.
         431 College Boulevard
         Oceanside, California 92057

         Telephone:     619-630-2011
         Facsimile:     619-630-8593
         Attention:     Chief Executive Officer

    With a copy to:

         Jeffer, Mangels, Butler & Marmaro, LLP
         2121 Avenue of the Stars, 10th Floor
         Los Angeles, California  90067

         Telephone:     310-203-8080
         Facsimile:     310-203-0567
         Attention:     Joel I. Bennett, Esq.

    If to Buyer and/or Lender:

         Rust Capital, L.P.
         327 Congress Avenue
         Suite 200
         Austin, Texas  78701

         Telephone:     512-476-2995
         Facsimile:     512-474-1610
         Attention:     Jack R. Crosby

    With a copy to:

         Katten Muchin & Zavis
         1999 Avenue of the Stars
         Suite 1400
         Los Angeles, CA 90067-6042

         Telephone:     (310) 788-4400
         Facsimile:     (310) 788-4471
         Attention:     Craig D. Crockwell, Esq.

         (g) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Buyer including by merger or consolidation. Buyer may assign some or all of its rights hereunder to an entity or entities under common control with Buyer without the consent of the Company, PROVIDED, HOWEVER, that any such assignment shall not release Buyer from its obligations hereunder unless such obligations are assumed by such assignee and the Company has consented to such assignment and assumption.

         (h) NO THIRD PARTY BENEFICIARIES. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

         (i) PUBLICITY. The Company and Buyer shall have the right to approve before issuance any press releases or any other public statements with respect to the transactions contemplated hereby; PROVIDED, HOWEVER, that the Company shall be entitled, without the prior approval of any Buyer, to make any press release or other public disclosure with respect to such transactions as is required by applicable law and regulations (although Buyer shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release and shall be provided with a copy thereof).

         (j) FURTHER ASSURANCES. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

         (k)  TERMINATION.

                   (i) This Agreement may be terminated at any time prior to the Closing, whether before or after approval of the matters presented in connection therewith, by Buyer or the Company:

                        (1) by the Buyer, if any fact or series of facts not known or existing prior to the date hereof become known which, in the aggregate, could, in the Buyer's reasonable opinion, have a material adverse effect on the Company or the operation of its business;

                        (2)  by mutual consent;

                        (3) by the Buyer (A) if there has been a material breach of any covenant or agreement on the part of the Company set forth in this Agreement, (B) if any representation or warranty of the Company is not true and correct in all material respects; provided that, such representations and warranties shall be considered true and correct in all material respects unless all misrepresentations and breaches of warranty, taken in the aggregate, would be deemed important (though not necessarily dispositive) by a reasonable, prudent investor in making a decision whether or not to invest in the securities of the Company, and provided further that in determining the existence of any misrepresentation or breach of warranty any qualification for materiality contained in the representation or warranty in question shall be ignored, or (c) if any permanent injunction or other order of a court or other competent authority preventing the consummation of the sale of the Share shall have become final and non-appealable;

                        (4) by the Company (X) if there has been a material breach of any covenant or agreement on the part of Buyer set forth in this Agreement, (Y) if any representation or warranty of the Buyer is not true and correct in all material respects; provided that, such representations and warranties shall be considered true and correct in all material respects unless all misrepresentations and breaches of warranty, taken in the aggregate, would be deemed important (though not necessarily dispositive) by a reasonable, prudent seller in making a decision whether or not to enter into an agreement to sell specified securities of the Company, and provided further that in determining the existence of any misrepresentation or breach of warranty any qualification for materiality contained in the representation or warranty in question shall be ignored, or (Z) if any permanent injunction or other order of a court or other competent authority preventing the consummation of the sale of the Shares shall have become final or non-appealable; or

                        (5) by either of Buyer or the Company if the Closing shall not have been consummated on or before December 7, 1997; PROVIDED THAT, the party terminating this Agreement shall only be entitled to do so if such party is not then in default of this Agreement; PROVIDED FURTHER THAT, if there is a Delayed Proxy, the date for the Closing shall be extended to January 6, 1998.

                  (ii) Each party's right of termination under this SECTION 8(k) is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to this SECTION 8(k), all further obligations of the parties under this Agreement will terminate, except that the obligations in SECTIONS 4(i), 4(k) AND 7 shall survive; PROVIDED, HOWEVER, that, subject to the liquidated damages provisions of SECTION 4(i), if this Agreement is terminated by a party because of the breach of this Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive any such termination unimpaired and such party shall be entitled to be reimbursed for its expenses incurred prior to the date of such termination in connection with the transactions contemplated by this Agreement.

         (l) PLACEMENT AGENT. The Company shall be responsible for the payment of any fees or commissions payable to The Watley Group, LLC and represents that no other placement agent's fees or broker's commissions are payable in connection with or relating to or arising out of the transactions contemplated hereby as a result of the actions of the Company. The Company shall pay, and hold Buyer harmless against, any liability, loss or expense (including, without limitation, attorneys' fees and out of pocket expenses) arising in connection with any claim contrary to the Company's representation hereunder.

         (m) NO STRICT CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

         (n)  ARBITRATION.

                   (i) The parties agree that all disputes, claims and other matters in controversy arising under this Agreement, or the performance or breach hereof, shall be submitted to binding arbitration in accordance with the provisions and procedures of this SECTION 8.

                  (ii) The arbitration provided for in this SECTION 8 shall take place in Los Angeles County, California, in accordance with the provisions of Title 9, Sections 1280 ET SEQ. of the California Code of Civil Procedure, except as provided to the contrary hereunder. The arbitration shall be held before and decided by a single neutral arbitrator. The single neutral arbitrator shall be selected from a list of retired judges of the Superior Court of the State of California for the County of Los Angeles by a process mutually agreed upon the parties. If no agreement can be reached as to the process for selecting the arbitrator or if agreed method fails, the arbitrator shall be appointed in accordance with the provisions of California Code of Civil Procedure Section 1281.6.

                 (iii) The parties shall mutually agree upon the date and location of the arbitration, subject to the availability of the arbitrator. If no agreement can be reached as to the date and location of the arbitration, the arbitrator shall appoint a time and place in accordance with the provisions of California Code of Civil Procedure Section 1282.2(a)(1), except that the arbitrator shall give not less than 30 days notice of the hearing unless the parties mutually agree to shorten time for such notice.

                  (iv) The parties shall be entitled to undertake discovery in the arbitration in accordance with the provisions of subsections (a) through (d) of California Code of Civil Procedure Section 1283.05. In conjunction with these procedures, the parties shall be entitled to request and obtain production of documents in discovery in the arbitration in accordance with the same rights, remedies and procedures, and shall be subject to all of the same duties, liabilities and obligations as if the subject matter of the arbitration were pending in a civil action before a Superior Court of the State of California. The parties hereby agree that any discovery taken hereunder shall be permitted without first securing leave of the arbitrator and shall be kept to a reasonable minimum.

                   (v) The decision of the arbitrator may be confirmed pursuant to the provisions of California Code of Civil Procedure Section 1285, and shall not be appealable for any reason, it being understood that a petition to vacate an award for any of the reasons set forth California Code of Civil Procedure Section 1286.2 shall not be permitted.

                  (vi) The details and/or existence of any dispute, claims and other matters in controversy to be arbitrated hereunder, as well as the arbitration proceedings themselves and any discovery taken in connection with the arbitration, shall be kept strictly confidential and shall not be disclosed or discussed with any third party.

                 (vii) The arbitrator may award to the prevailing party, if any, as determined by the arbitrator, part or all of the prevailing party's costs and fees. "COSTS AND FEES" means all reasonable pre-award expenses of the arbitration, including the arbitrator's fees, administrative fees, travel expenses, out-of-pocket expenses such as photocopy, telecopy and telephone charges, witness fees and attorneys' fees.

                (viii) Notwithstanding the foregoing, the Buyer shall be entitled to specifically enforce its rights and the obligations of the Company hereunder, provided that such enforcement shall be in accordance with the arbitration procedures set forth in this SECTION 8(n).

    IN WITNESS WHEREOF, Buyer, Lender and the Company have caused this Stock Purchase Agreement to be duly executed as of the date first written above.

                                            COMPANY:

                                            CINEMASTAR LUXURY THEATERS, INC.


                                            By:
                                                 ------------------------------
                                                 John Ellison, Jr., President



                                            BUYER:

                                            CINEMASTAR ACQUISITION PARTNERS,
                                            L.L.C.



                                            By:
                                                 ------------------------------
                                                 Neil Austrian, Vice President


                                            LENDER:

                                            REEL PICTURES, L.L.C.



                                            By:
                                                 ------------------------------
                                                 Neil Austrian, Vice President